UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Rockwell Medical, Inc.

A copy of a press release issued May 16, 2017 is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended.

Important Additional Information and Where to Find It

Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company’s shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company’s proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-884-4725.

Rockwell Medical Encourages Shareholders Not to Be Misled by Richmond Brothers

Issues Letter to Shareholders Setting the Record Straight

Urges Shareholders to Vote “FOR” David Domzalski on the WHITE Proxy Card

WIXOM, Michigan—May 16, 2017— Rockwell Medical, Inc. (NASDAQ:RMTI) today mailed a letter to its shareholders in connection with the Company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 1, 2017.

The Rockwell Medical Board of Directors unanimously recommends shareholders vote on the WHITE proxy card today “FOR” David Domzalski, “FOR” each of the proposals listed in the proxy statement and “FOR” holding the “say on pay” advisory vote on executive compensation every THREE years.

Shareholders that have already voted the Blue proxy card can still change their vote by signing and dating the WHITE proxy card and returning it in the prepaid envelope provided.

All materials related to the Annual Meeting, including the Company’s proxy statement and shareholder presentation, can be found on the company’s website at www.rockwellmed.com.

The full text of the letter follows:

DO NOT BE MISLED BY RICHMOND BROTHERS

May 16, 2017

Now is a pivotal moment for Rockwell Medical.  The Company is in the midst of creating significant stockholder value by delivering on our plan to commercialize Triferic in the U.S. and globally.

One of Rockwell’s shareholders, Richmond Brothers, is seeking to place a real estate developer on our Board instead of David Domzalski, a seasoned pharmaceutical and healthcare industry executive.  What’s worse is that Richmond Brothers is attempting to gain a foothold on Rockwell’s Board with claims and allegations that we believe are untrue.

Vote the WHITE proxy card for Rockwell’s highly-qualified, experienced director nominee David Domzalski to ensure shareholder value is maximized

It’s time to set the record straight:

RICHMOND’S MISLEADING CLAIM	THE FACTS
Rockwell Medical’s stock has underperformed the NASDAQ Biotechnology Index (NBI) over the past ten years.
Rockwell has substantially outperformed the LifeSci Pharma Index[1] by +3.7% over a 1-year period, +20.7% over the past three years, and +58.7% over the past ten years.

Rockwell Medical is a Specialty Pharmaceutical company NOT a Biotechnology company.  A more appropriate peer group comparison is to the LifeSci Specialty Pharma Index, not the NASDAQ Biotechnology Index (NBI).

There are fundamental differences between the two industries.  We believe Richmond Brothers is either unaware of these differences, which is alarming, or they are intentionally trying to mislead Rockwell shareholders, which is worse.

DO NOT BE MISLED BY RICHMOND BROTHERS

WE BELIEVE RICHMOND’S TRUE MOTIVE IS TO GAIN CONTROL BEFORE ROCKWELL SHAREHOLDERS CAN RECEIVE THE FULL VALUE POTENTIAL OF THEIR INVESTMENT

RICHMOND’S MISLEADING CLAIM	THE FACTS
Rockwell is not commercializing Triferic fast enough.
Rockwell continues to execute the optimal reimbursement and commercialization strategy for Triferic.

•    Rockwell is pursuing “transitional add-on” reimbursement because it is the appropriate reimbursement strategy for a new innovative therapy like Triferic.

•    There is substantial support for add-on reimbursement from Congress and precedent set with granting add-on reimbursement to drugs like Triferic.

•    The potential difference in value between bundled reimbursement and add-on reimbursement is very significant for Rockwell shareholders.

•    In the meantime, while add-on reimbursement is being pursued, favorable clinical and cost-savings results are being reported through Rockwell’s drug sample program.

•    Rockwell is also commercializing Triferic globally through license agreements and distribution agreements in China, Middle East countries, Canada and India.

Richmond Brothers believes that seeking add-on reimbursement for Triferic and expanding into new growth markets are the right things to do.  In fact, they’ve congratulated us for doing this.   Richmond Brothers also knows that Rockwell cannot publicly assign a definitive timeline to receiving add-on reimbursement because the approval process is run by the federal government and is simply beyond our control.

Rockwell’s CEO Rob Chioini’s compensation is excessive.

Mr. Chioini’s total compensation is directly correlated to the creation of value for all of Rockwell Medical’s shareholders.

What Richmond Brothers fails to disclose is that a majority of the compensation Mr. Chioini has ever received is in the form of restricted stock and stock options, not cash.  Mr. Chioini can only realize value from the stock when these shares vest, and the stock options are worthless unless Rockwell’s stock price appreciates in value after the date the options were received.

The majority (approximately 81%) of Mr. Chioini’s compensation as shown in the proxy statement for 2014 and 2015 reflects the non-cash accounting expense associated with valuing stock options and restricted stock, not the actual cash compensation Mr. Chioini has received.

It’s also worth noting that the cash compensation component for the entire executive team, including Mr. Chioini, remained the same from 2015 to 2016.

Rockwell’s compensation program was designed to align the interests of management and shareholders.  As one of Rockwell’s largest shareholders, Mr. Chioini’s interests are directly aligned with stockholders. We believe the compensation figures cited by Richmond are intended to mislead shareholders into thinking that Mr. Chioini is receiving lavish cash compensation for being Rockwell’s CEO when he is not.

Richmond Brothers and Mark Ravich are trying to protect Rockwell Medical shareholders.

We believe Richmond’s plans are to gain control of Rockwell Medical and then take the Company private.

David Richmond threatened management that he would take control of Rockwell over the next two years by going “nuclear” with a costly and distracting proxy “war” if he didn’t get a Board seat immediately. Richmond and Ravich failed to disclose to the SEC and other Rockwell shareholders that they had discussions with private funding sources to possibly make an unsolicited bid for Rockwell Medical.

David Richmond and Mark Ravich recognize that Rockwell is on the cusp of receiving valuable “transitional add-on” reimbursement for Triferic. We believe they are opportunistically trying to get control of Rockwell to advance their own self-interests.

We believe what Richmond and Ravich are after will enrich themselves, not maximize value for ALL shareholders.

David Domzalski was hand-picked by Rob Chioini to serve on the Board of Directors.

Rob Chioini never met David Domzalski until he was interviewed as part of the Board’s refreshment process intended to recruit new board candidates.

This process began in early 2016 and included the identification of strong board candidates who met a specific set of criteria important to advancing Rockwell and ultimately the valuation of the Company for its shareholders. Mr. Domzalski was identified by a third-party consulting firm and was highly recommended to the Board because he possesses the key pharmaceutical industry experience necessary to support the Company’s growth.

Mr. Domzalski has NO relationship with Rockwell currently and, unlike Mr. Ravich, is not beholden to any shareholder or agenda.

Mark Ravich is the better candidate for Rockwell Medical’s Board of Directors.

In our opinion, Mark Ravich has nothing of value to offer Rockwell Medical’s Board of Directors.

•    Mr. Ravich has no experience in the specialty pharma industry nor any experience relevant to advancing Rockwell’s business. His experience includes real estate development, discount retailing, restaurants, and tissue paper manufacturing.

•    Mr. Ravich has a history fraught with Chapter 11 bankruptcy, threatened class action lawsuits by shareholders and a checkered record on corporate governance at Orchid’s Paper Products Company, where he is Chairman of the Governance Committee.

WE ENCOURAGE ALL SHAREHOLDERS TO CONTEMPLATE THE FACTS

VOTE “FOR” DAVID DOMZALSKI ON THE WHITE PROXY CARD

Mr. Domzalski has extensive experience in building commercial organizations.  He has a record of achievement in new product launches and life-cycle management across multiple therapeutic classes and has been successful in cultivating external partnerships and strategic alliances.

When deciding how to vote your shares in this year’s critical election, we ask you to contemplate the important and relevant skills both candidates will bring to Rockwell Medical, including:

Experience	David Domzalski	Mark Ravich
1. Negotiating with CMS for favorable reimbursement	YES	NO
2. Obtaining private insurer reimbursement	YES	NO
3. Launching a novel drug therapy	YES	NO
4. Marketing and selling novel therapies to providers	YES	NO
5. Managing third-party manufacturing arrangements	YES	NO
6. Managing global partnerships for drug distribution	YES	NO
7. Overseeing growth pharma enterprises	YES	NO

Time is short. We encourage you to return the enclosed WHITE proxy card today or vote by Internet or phone.  If you have already voted the Blue proxy card, you can still change your vote by signing and dating the enclosed WHITE proxy card and returning it in the prepaid envelope provided. We need your help in protecting Rockwell and in creating value for all shareholders. Thank you again for your support!

Sincerely,

The Rockwell Medical Board of Directors

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor DF King

Telephone: 212-269-5550 or 800-884-4725 |  Email: Rockwell@dfking.com

VOTE ONLINE | VOTE BY PHONE | VOTE BY MAIL

About Rockwell Medical
Rockwell Medical is a fully-integrated biopharmaceutical company targeting end-stage renal disease (ESRD) and chronic kidney disease (CKD) with innovative products for the treatment of iron replacement, secondary hyperparathyroidism and hemodialysis.

Rockwell’s innovative drug Triferic is the only FDA approved therapy to replace iron and maintain hemoglobin in hemodialysis patients suffering from anemia. Triferic delivers iron to patients during their regular dialysis treatment, using dialysate as the delivery mechanism. Triferic has demonstrated that it safely and effectively delivers sufficient iron to the bone marrow and maintains hemoglobin, without increasing iron stores (ferritin). Rockwell intends to market Triferic to hemodialysis patients in the U.S. dialysis market and globally.

Rockwell’s FDA approved generic drug Calcitriol is for treating secondary hyperparathyroidism in dialysis patients. Calcitriol (active vitamin D) injection is indicated in the management of hypocalcemia in patients undergoing chronic renal dialysis. It has been shown to significantly reduce elevated parathyroid hormone levels. Reduction of PTH has been shown to result in an improvement in renal osteodystrophy.  Rockwell intends to market Calcitriol to hemodialysis patients in the U.S. dialysis market.

Rockwell is also an established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. As one of the two major suppliers in the U.S., Rockwell’s products are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient’s bloodstream. Rockwell has three U.S. manufacturing/distribution facilities.

Rockwell’s exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of Triferic for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws, including, but not limited to, Rockwell’s intention to sell and market Calcitriol and Triferic. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan”, “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical’s SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information and Where to Find It
Rockwell Medical, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2017 Annual Meeting of Shareholders.  Information regarding the names and affiliations of individuals who are participants in the solicitation of proxies of the Company’s shareholders and their respective direct or indirect interests in the Company, by security holdings or otherwise, can be found in the Company’s definitive proxy statement for its 2017 Annual Meeting of Shareholders, including the schedules and appendices thereto, which was filed with the Securities and Exchange Commission (“SEC”) on April 21, 2017.  Investors and shareholders are strongly encouraged to read carefully the definitive proxy statement and the accompanying WHITE proxy card and any other documents filed by Rockwell Medical, Inc. with the SEC when they become available, as they will contain important information.  Shareholders can obtain the definitive proxy statement, any amendments or supplements to the definitive proxy statement, the accompanying WHITE proxy card, and other documents filed by Rockwell Medical, Inc. with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge by writing to Rockwell Medical, Inc., Attn: Secretary, 30142 S. Wixom Road, Wixom, Michigan, 48393.  In addition, copies of the Company’s proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 or by calling toll-free 1-800-884-4725.
Triferic® is a registered trademark of Rockwell Medical, Inc.

Contact:
Michael Rice
LifeSci Advisors, LLC
646-597-6979

Proxy Solicitor Contact:
Richard Grubaugh
D.F. King & Co.
212-269-5550 or 1-800-884-4725

1 Total return data as of April 28, 2017.  A detailed explanation of the LifeSci Specialty Pharma Index is available in the Company’s shareholder presentation, which can be viewed at http://ir.rockwellmed.com/events.cfm